Exhibit 99.1
San Juan Basin Royalty Trust
Compass Bank, Trustee
2525 Ridgmar Boulevard, Suite 100
Fort Worth, Texas 76116
News Release
San Juan Basin Royalty Trust
Declares Monthly Cash Distribution
     FORT WORTH, Texas, April 18, 2006 — Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $8,450,288.74 or $0.181302 per unit, based principally upon production during the month of February 2006. The distribution is payable May 12, 2006, to unit holders of record as of April 28, 2006.
     Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 3,330,614 Mcf (3,543,221 MMBtu). Dividing revenues by production volume yielded an average gas price for February 2006 of $6.29 per Mcf ($5.92 per MMBtu) as compared to $8.05 per Mcf ($7.70 per MMBtu) for January 2006. The average gas price may vary significantly from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $5,699,556. Lease operating expense was $2,042,615 and taxes were $2,104,218.
     This month’s distribution decreased from the prior month due primarily to lower gas pricing, a decrease in gas production, and significantly increased capital costs. Market conditions – including unseasonably warm weather and record storage inventory – continue to affect natural gas pricing. It is difficult to predict what effect these conditions will have on future distributions.

Contact:	San Juan Basin Royalty Trust
Lee Ann Anderson, Vice President and Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553
Fax: (817) 735-0936

Website: www.sjbrt.com